Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Danimer Scientific, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333- 254085) on Form S-8 of Danimer Scientific, Inc. of our report dated March 29, 2021, except as to Notes 1, 2, 10, 11, 14, and 18, which is as of May 14, 2021, with respect to the consolidated balance sheet of Danimer Scientific, Inc. as of December 31, 2020, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K/A of Danimer Scientific, Inc.

Our report refers to a restatement of the 2020 consolidated financial statements.

/s/ KPMG LLP

Atlanta, Georgia

May 14, 2021